EXHIBIT 23.2

EXPLANATION CONCERNING ABSENCE OF CURRENT CONSENT
OF ARTHUR ANDERSEN LLP

     On May 14, 2002, Roper Industries, Inc. (the “Company”) announced that it had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP (“Arthur Andersen”) as its independent public accountants. Subsequent to that date, Arthur Andersen has ceased operations. As a result, the Company has been unable to obtain Arthur Andersen’s written consent to the incorporation by reference into this Registration Statement on Form S-8 (this “Registration Statement”) of its audit report with respect to the Company’s financial statements as of and for the year ended October 31, 2000. Under these circumstances, Rule 437a under the Securities Act of 1933, as amended (the “Securities Act”), permits the Company to omit Arthur Andersen’s updated written consent from this filing, and permits the Company to incorporate by reference the financial statements, supplementary data and financial statement schedule included herein into present and future registration statements, without the written consent of Arthur Andersen.

     Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

     As noted above, Arthur Andersen has not consented to the incorporation by reference of its audit report in this Registration Statement. While the extent of any resulting limitations on recovery is unclear, Arthur Andersen may not be liable under Section 11(a) of the Securities Act because it has not consented to such incorporation by reference or the lack of a currently dated consent could limit the time in which any such liability could be asserted. The Company believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.